SCHEDULE 14A
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934



Filed by the Registrant  [x]
Filed by a Party other than the Registrant   [   ]

Check the appropriate box:

[  ] Preliminary Proxy Statement
[  ] Confidential, for Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))
[ X] Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      FIRST WASHINGTON REALTY TRUST, INC.
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[  ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 1a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.
[  ] $500 per each party to the controversy pursuant to Exchange Act Rule
     14a-6(i)(3).
[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(5) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth in the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:1

     (5)  Total fee paid:

[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:
(2)  Form, Schedule or Registration Statement No.:
(3)  Filing Party:
(4)  Date Filed:

              [LETTERHEAD OF FIRST WASHINGTON REALTY TRUST, INC.]

                                 April 12, 1999





Dear Stockholder:

         You are cordially invited to attend our annual meeting of Stockholders, which will be held this year at The Hyatt Regency-Bethesda, One Bethesda Metro Center, Bethesda, Maryland, on Friday, May 7, 1999, at 11:00 a.m. (EDT). On the following pages you will find the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement.

         Your vote is important. We encourage you to vote by proxy so that your shares will be represented and voted upon at the meeting even if you cannot attend. Accordingly, please sign, date and return the enclosed proxy card promptly.

                                            Sincerely,



                                            Stuart D. Halpert
                                            Chairman of the Board

                       FIRST WASHINGTON REALTY TRUST, INC.

                        4350 East-West Highway, Suite 400
                            Bethesda, Maryland 20814

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of First Washington Realty Trust, Inc.:

         Notice is hereby given that the Annual Meeting of the Stockholders of FIRST WASHINGTON REALTY TRUST, INC., a Maryland corporation (the "Company"), will be held at The Hyatt Regency - Bethesda, One Bethesda Metro Center, Bethesda, Maryland, on Friday, May 7, 1999, at 11:00 a.m. (EDT), for the following purposes:

     1. To elect two Directors to serve for a three-year term and until their successors are elected and qualify.

     2.  To  consider  and  vote  upon   ratification   of  the  appointment  of
PricewaterhouseCoopers LLP to serve as independent auditors for the Company for the calendar year ending December 31, 1999.

     3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on March 31, 1999 as the record date for determining stockholders of record entitled to notice of and to vote at the Annual Meeting.

         Accompanying this Notice is a proxy. WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY.

         All stockholders are cordially invited to attend the meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS,



                                          JEFFREY S. DISTENFELD
                                          Executive Vice President and Secretary


Bethesda, Maryland
April 12, 1999

                       FIRST WASHINGTON REALTY TRUST, INC.
                        4350 East-West Highway, Suite 400
                            Bethesda, Maryland 20814

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                   May 7, 1999

         The enclosed Proxy is solicited by the Board of Directors of First Washington Realty Trust, Inc., a Maryland corporation (the "Company"), in connection with the Annual Meeting of Stockholders to be held at 11:00 a.m.
(EDT) on May 7, 1999, at The Hyatt Regency - Bethesda, One Bethesda Metro Center, Bethesda, Maryland 20814 (the "Annual Meeting"), and at any adjournment or postponement thereof.

         The Proxy is revocable at any time before its exercise by written notice of revocation to the Secretary of the Company at its principal office, by executing and returning another proxy bearing a later date or by attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a Proxy. Execution of a Proxy will not affect your right to attend the Annual Meeting and to vote in person. Unless the accompanying Proxy has been previously revoked, the shares represented by the Proxy will, unless otherwise directed, be voted at the Annual Meeting for the nominees named below for election as Directors and for ratification of the appointment of the firm named below to serve as independent auditors for 1999 and in the discretion of the proxy holder(s) on any other matters that may properly come before the Annual Meeting or any postponement or adjournment thereof. Votes cast by Proxy or in person at the Annual Meeting will be counted by the person appointed by the Company to act as Inspector of Election for the Annual Meeting. Any valid and properly executed but otherwise unmarked Proxies, including those submitted by brokers or nominees, will be voted in favor of the proposals and nominees of the Board of Directors, as indicated in the accompanying Proxy card.

         The costs of solicitation of Proxies will be borne by the Company. In addition to soliciting Proxies by mail, the Company's officers, directors and other regular employees, without additional compensation, may solicit Proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, other custodians and nominees will forward proxy soliciting materials to their principals and that the Company will reimburse such persons' out-of-pocket expenses.

         This Proxy Statement and the accompanying form of Proxy and the 1998 Annual Report are first being mailed to stockholders on or about April 12, 1999. The Company's 1998 Annual Report to its stockholders is also enclosed and should be read in conjunction with the matters set forth herein. See "Annual Report."

         Only holders of record of the Company's Common Stock, $.01 par value per share (the "Common Stock"), as of the close of business on March 31, 1999, are entitled to notice of and to vote at the Annual Meeting. At the close of business on March 31, 1999, there were outstanding 8,603,218 shares of the Company's Common Stock, which constitute all of the outstanding voting securities of the Company, each of which is entitled to one vote on each of the matters to be presented to the stockholders at the meeting.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

         The  Board  of  Directors  currently  consists  of  the following seven
Directors: Stuart D. Halpert, William J. Wolfe, Lester Zimmerman, Stanley T. Burns, Matthew J. Hart, William M. Russell and Heywood Wilansky. Pursuant to the Company's charter, the Directors are divided into three classes. The terms of Directors William J. Wolfe and Matthew J. Hart expire at the Annual Meeting, while the terms of the remaining Directors expire in 2000 or 2001.

         Messrs. Wolfe and Hart have been nominated and recommended for election to serve as Directors for a term of three years and until their respective successors are duly elected and qualify. Messrs. Wolfe and Hart have advised the Board of Directors that they are able and willing to serve as Directors. If, for any reason, any of them shall become unavailable for election, an event that the Company does not anticipate, the individuals named in the enclosed Proxy may exercise their discretion to vote for any substitute nominee or nominees. The Board of Directors has no reason to believe that any nominee named herein will be unable to serve.

Vote Required; Recommendation of the Board of Directors

         A plurality of all the votes cast at the Annual Meeting by the holders of shares of Common Stock present or represented by proxy, assuming a quorum is present, will be sufficient to elect a nominee as a Director. For purposes of the election of Directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum. The Board of Directors unanimously recommends a vote FOR the nominees set forth above. Proxies solicited by the Company will be so voted unless stockholders specify otherwise on the accompanying Proxy.

                         BOARD OF DIRECTORS AND OFFICERS

         The nominees for election as Directors of the Company, the executive officers of the Company and the other Directors whose terms continue after the Annual Meeting, and their principal occupations for at least the past five years, their ages, their positions and offices with the Company and information as to their terms as Directors as of March 31, 1999, are as follows:

                                   Director    Term
Name                     Age       Since       Expires    Position
----                     ---       --------    -------    --------

Stuart D. Halpert        56        1994         2000     Chairman of the Board
                                                           of Directors

William J. Wolfe         46        1994         1999     President, Chief
                                                           Executive Officer
                                                           and Director

Lester Zimmerman         49        1994         2001     Director

Stanley T. Burns         54        1994         2000     Director

Matthew J. Hart          46        1994         1999     Director

William M. Russell       62        1994         2001     Director

Heywood Wilansky         51        1994         2000     Director

James G. Blumenthal      42                              Executive Vice
                                                           President and Chief
                                                           Financial Officer

Jeffrey S. Distenfeld    44                              Executive Vice
                                                           President, Secretary
                                                           and General Counsel

James G. Pounds          43                              Executive Vice
                                                           President and Chief
                                                           Operating Officer

     Stuart D. Halpert. Mr. Halpert is the Chairman of the Board of Directors of the Company. He co-founded First Washington Management, Inc. ("FWM"), a predecessor business to the Company, in 1983 and has been its Chairman from its inception. He has been involved in the real estate industry for over 20 years. Mr. Halpert is actively involved with all aspects of the Company's business, including its work with the capital markets, acquisitions, asset management, and third-party services. He shares overall responsibility for the Company's day-to-day operations with Mr. Wolfe. Prior to the formation of FWM, Mr. Halpert was a practicing attorney specializing in real estate transactions and banking matters. Prior to entering private practice, Mr. Halpert served as Counsel to the House Banking Committee, U.S. Congress. Mr. Halpert is a past member of the Board of Directors of the District of Columbia National Bank and the National Bank of Commerce. He is a member of the Board of Trustees of ElderTrust, a publicly-traded real estate investment trust, until his term expires in May 1999. Mr. Halpert is a member of the International Council of Shopping Centers. He received his Bachelor's Degree from Brown University and his Juris Doctor Degree from The George Washington University Law School.

     William J. Wolfe. Mr. Wolfe is the President and Chief Executive Officer of the Company. He is also the President, Chief Executive Officer and co-founder of FWM and has been its President from its inception. Mr. Wolfe shares overall responsibility for the Company's day-to-day operations with Mr. Halpert, and is actively involved in all aspects of the Company's business, including acquisition, development, leasing and management of the Company's retail properties. Prior to co-founding the Company's predecessor, from 1979 to 1982, Mr. Wolfe was a principal in a commercial real estate firm in the Washington, D.C. metropolitan area. Prior to entering the real estate business, Mr. Wolfe served in the Executive Office of the President of the United States. Mr. Wolfe is a member of the International Council of Shopping Centers, and is a past member of the Board of Directors of the National Bank of Commerce. He received his Bachelor's Degree from Clark University and his Master's Degree from Harvard University.

     Lester Zimmerman. Mr. Zimmerman was a co-founder of FWM and was an Executive Vice President of the Company until 1998. Since then, he has been President of LZ Realty, Inc., a real estate brokerage company which acquired the sales brokerage business conducted through the Company's wholly-owned subsidiary, First Capital Realty, Inc. He has over 18 years of experience in the acquisition, management and disposition of commercial properties. Mr. Zimmerman is a member of the National Multi-Housing Council, the National Association of Real Estate Investment Trusts and the National Housing and Rehabilitation Association. Prior to joining the Company's predecessor, Mr. Zimmerman was an executive with the Xerox Corporation in Washington, D.C. and Sydney, Australia. Mr. Zimmerman received his Bachelor's Degree from the College of William and Mary.

     Stanley T. Burns. Mr. Burns is the principal of The Calloway Group, a consulting firm specializing in business strategy and finance. Mr. Burns is the former President and Chief Executive Officer of United Savings Bank of Virginia, and served for over 22 years with Chase Manhattan Bank, N.A. and affiliates. In 1985, Mr. Burns negotiated the acquisition of three banks in Maryland on behalf of the Chase Manhattan Corporation, which banks were then merged to form Chase Bank of Maryland, where he served as President and Chief Executive Officer until 1988. He is the author of Exceeding Expectations: The Story of Enterprise Rent-A-Car, co-author of Educating Managers, and he currently serves on the faculty of The Johns Hopkins University. He received his Bachelor's Degree from Duke University and a Master's Degree from The Johns Hopkins University.

     Matthew J. Hart. Mr. Hart is the Executive Vice President and Chief Financial Officer of Hilton Hotels Corporation. Mr. Hart is primarily responsible for Hilton's corporate finance and development activities. Prior to joining Hilton, Mr. Hart was Senior Vice President and Treasurer of the Walt Disney Company. Prior to joining Disney, Mr. Hart was Executive Vice President and Chief Financial Officer of Host Marriott Corporation (formerly known as Marriott Corporation). Before joining Marriott Corporation, Mr. Hart had been a lending officer with Bankers Trust Company in New York. Mr. Hart received his Bachelor's Degree from Vanderbilt University and a Master's of Business Administration from Columbia University. He is also a member of the Board of Directors of Kilroy Realty Corporation, an office property REIT based in El Segundo, California.

     William M. Russell. Mr. Russell is the President of Corporate Real Estate Advisors, an independent real estate consulting firm, and is a Senior Real Estate Advisor of Aetna, Inc. Prior to his current position, Mr. Russell was chairman of the Real Estate and Mortgage Investment Committee of the Aetna Life & Casualty Companies. Over the term of his association with Aetna, Mr. Russell held senior positions in virtually every area of its real estate operations, including supervising Aetna's $23 billion mortgage portfolio and serving as past president of Aetna Property Services, a subsidiary engaged in the on-site management of Aetna-owned properties, and acting as former chairman of AE Properties, Inc., a subsidiary engaged in real estate development. Mr. Russell is a member of the Board of Directors and past president of the Connecticut Housing Investment Fund. Mr. Russell was the Governor's appointee to the Connecticut Blue Ribbon Commission on Housing and he is Vice Chairman of Hartford's Downtown Council.

     Heywood Wilansky. Mr. Wilansky is the President, Chief Executive Officer and a Director of The Bon-Ton Stores, Inc., a retail department store chain. Prior to joining his current position in August, 1995, Mr. Wilansky was the president and chief executive officer of Foley's Department Store, a 50-store division of May Department Stores Company. Mr. Wilansky is the former president and chief executive officer of Filene's Department Store and the former executive vice president for merchandising of Lord & Taylor. Prior to that, Mr. Wilansky held various positions with Hecht's Department Store of Washington, D.C., most recently serving as senior vice president and general merchandise manager. Mr. Wilansky received his Bachelor's Degree from Canaan College.

     James G. Blumenthal. Mr. Blumenthal is an Executive Vice President and the Chief Financial Officer of the Company. Mr. Blumenthal joined FWM in 1986 and has served in a variety of positions, including Senior Asset Manager and Director of Acquisitions. He has responsibility for accounting and financial reporting for the Company. Prior to joining FWM, Mr. Blumenthal was a practicing CPA with Grant Thornton, a national accounting firm. He is a member of the American Institute of Certified Public Accountants. Mr. Blumenthal received his Bachelor's Degree from The George Washington University and his Master's of Science in Taxation from The American University.

     Jeffrey S. Distenfeld. Mr. Distenfeld is an Executive Vice President and the Secretary and General Counsel of the Company. He joined FWM in 1989 and is responsible for all legal matters. Prior to joining FWM, Mr. Distenfeld was a partner with the law firm of Lane and Edson, P.C., where he specialized in commercial real estate and financing transactions. He is a member of the bar of, and qualified to practice in, Maryland, Virginia and the District of Columbia. Mr. Distenfeld received his Bachelor's Degree from The George Washington University and his Juris Doctor Degree from the University of Virginia School of Law.

     James G. Pounds. Mr. Pounds is an Executive Vice President and the Chief Operating Officer of the Company and has responsibility for the leasing and management of the Company's properties, as well as its redevelopment and renovation activities and its third-party management business. He joined FWM in 1988 and has had a variety of responsibilities, including construction management and supervision of expansion and renovation projects. Prior to joining FWM, Mr. Pounds was a vice president of T.F. Stone, a real estate development firm, where he was responsible for the development and construction of a variety of commercial and multifamily projects. Prior to that, he was a project manager with HKS, Inc., an architectural firm, where he was responsible for development and construction of commercial office properties. Mr. Pounds received his Bachelor's Degree in Engineering from the University of Kansas and Master's of Business Administration and Master's of Architecture from the University of Illinois.

Committees of the Board of Directors; Meetings

     The Board of Directors held eight meetings during the year ending December 31, 1998. For that year, no nominee for Director who served as a Director during the past year attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and committees on which he served. The Board of Directors has established the following standing committees: Audit Committee and Compensation Committee. There is no standing Nominating Committee. The Board of Directors has delegated certain functions to the following standing committees of the Board:

         Audit Committee. The Audit Committee consists of four Directors, all of whom are independent of the Company's management ("Independent Directors"). Messrs. Hart, Burns, Russell and Wilansky are the current members of the Audit Committee, and Mr. Hart is the Chairman of the Audit Committee. The Audit Committee was established to make recommendations concerning the engagement of independent public accountants, review with independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent accountants, review the independence of the independent accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls. The Audit Committee met three times during the year ending December 31, 1998.

         Compensation Committee. The Compensation Committee consists of four Directors, all of whom are Independent Directors. Messrs. Burns, Hart, Russell and Wilansky are the current members of the Compensation Committee, and Mr. Burns is the Chairman of the Compensation Committee. The Compensation Committee determines compensation for the Company's executive officers, administers the granting of stock options and administers the Company's stock option plan and restricted stock plan. The Compensation Committee met four times during the year ending December 31, 1998.

Directors' Compensation

         Independent Directors receive a retainer of $18,000 per annum. In addition, the Chairman of each Committee is paid $1,000 for each meeting which he attends and chairs. Each Independent Director also is reimbursed for expenses incurred in attending meetings. Under the Stock Option Plan, each Independent Director receives, upon initial election to the Board of Directors, an option to purchase 2,500 shares of the Company's Common Stock at an exercise price equal to the fair market value of a share of Common Stock on the grant date. Pursuant to an amendment to the Stock Option Plan, the Board of Directors has discretion to make annual grants of options to each Independent Director for up to 5,000 shares of Common Stock on the first day of the next calendar month following the annual meeting of stockholders (at an exercise price equal to the fair market value of a share of Common Stock on the date of grant). In accordance with this amendment, the Board granted each Independent Director serving on June 1, 1997 an option to purchase 4,000 shares of stock at an exercise price of $24.00 per share and each Independent Director serving on June 1, 1998 an option to purchase 4,000 shares of stock at an exercise price of $25.50 per share. One-third of each of such options granted on June 1, 1997 and June 1, 1998 vest on each of the first, second and third anniversary dates of the date of grant. Neither employees of the Company who are Directors nor Lester Zimmerman are paid Director fees nor do they receive options for their service as Directors of the Company.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         As of March 31, 1999, the Company had approximately 6,300 beneficial holders of Common Stock. The following table sets forth information regarding beneficial ownership of the shares of Common Stock as of such date by (i) the Company's Chief Executive Officer and each of the other four most highly compensated executive officers (collectively, the "Named Executive Officers"),
(ii) each Director of the Company, (iii) the Company's officers and Directors as a group and (iv) all persons known by the Company to be the beneficial owner of more than five percent of the Company's outstanding shares of Common Stock. For purposes of this Proxy Statement, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission (the "SEC") and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, the Company believes that the beneficial owners of the securities listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Unless otherwise indicated, the business address for each of the individuals listed below is c/o First Washington Realty Trust, Inc., 4350 East-West Highway, Suite 400, Bethesda, Maryland 20814.

                            Shares Beneficially Owned

                                                  Amount and
Name of                                           Nature of
Beneficial                                        Beneficial          Percent of
Owner                                             Ownership (1)       Class (2)
----------                                        -------------       ----------



Stuart D. Halpert (3) (4)                         373,894                  4.26%
William J. Wolfe (3) (4)                          373,894                  4.26%
Lester Zimmerman                                   93,971                  1.09%
James G. Blumenthal (3) (4)                        26,025                   *
Jeffrey S. Distenfeld (3) (4)                      26,025                   *
James G. Pounds (3) (4)                            26,025                   *
Stanley T. Burns (5)                                6,499                   *
Matthew J. Hart (5)                                10,499                   *
William M. Russell (5)                              8,399                   *
Heywood Wilansky (5)                                6,499                   *

All executive officers and directors as a
group (10 persons)                                951,730                 10.51%

T. Rowe Price Associates, Inc. (6)(7)             811,900                  9.44%
100 East Pratt Street
Baltimore, MD  21202

Heitman/PRA Securities Advisors, LLC (8)(9)       431,025                  5.01%
180 North LaSalle Street, Suite 3600
Chicago, IL 60601


-------------------------------------------
* = less than 1%

(1) Includes shares of Common Stock issuable upon conversion of partnership units ("Common Units") in First Washington Realty Limited Partnership (the "Operating Partnership") which are convertible within 60 days. As of March 31, 1999, Common Units owned by the Named Executive Officers and Directors was as follows: Stuart D. Halpert - 3,198, William J. Wolfe - 3,198 ,
     Lester Zimmerman - 2,318, James G. Blumenthal - 3,077, Jeffrey S. Distenfeld - 3,077 and James G. Pounds - 3,077.

(2) Based on 8,603,218 shares of Common Stock outstanding as of March 31, 1999, plus the shares of Common Stock issuable upon conversion of all Common Units and the options to purchase shares of Common Stock (which are exercisable within 60 days) held by such beneficial owner.

(3) Includes options to purchase shares of Common Stock (which are exercisable within 60 days) as follows: Stuart D. Halpert - 173,140, William J. Wolfe - 173,140, James G. Blumenthal - 11,795, Jeffrey S. Distenfeld - 11,795, and James G. Pounds - 11,795.

(4) Includes restricted shares of Common Stock (not vested) held by Stuart D. Halpert - 14,567, William J. Wolfe - 14,567, James G. Blumenthal - 5,489, Jeffrey S. Distenfeld - 5,489 and James G. Pounds - 5,489.

(5) For Mr. Burns and Mr. Wilansky only, includes options to purchase 6,499 shares of Common Stock (which are exercisable within 60 days). For Mr. Hart and Mr. Russell only, includes options to purchase 3,999 shares of Common Stock (which are exercisable within 60 days) since they have exercised their options to purchase the 2,500 shares available under their initial options.

(6) Reflects beneficial ownership as of December 31, 1998, as reported to the Company on Schedule 13G filed in February, 1999.

(7) These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(8) Reflects beneficial ownership as of December 31, 1998, as reported to the Company on Schedule 13G filed in February, 1999.

(9) Consists of 431,025 shares held by various entities and/or funds managed by Heitman/PRA Securities Advisors LLC.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

               The Named Executive Officers are employed and compensated by both the Company and FWM. The Company believes that the effective allocation of such executives' compensation as among such entities reflects the services provided by such executives with respect to each entity. The following table shows, for the fiscal year ending December 31, 1996, December 31, 1997 and December 31, 1998, respectively, the compensation paid by the Company and FWM to the Named Executive Officers.


                            Annual                                Long-Term
                         Compensation                        Compensation Awards
                         ------------                        -------------------

                                                            Securities
                                                            Under-
                                                            lying
                                               Bonus        Options       Stock
Principal Position   Year (1)  Salary ($)(2)   ($)          (#)(3)    Grants (4)
------------------   --------  -------------   ------------ --------------------

William J. Wolfe      1998        $300,000     $255,000     16,000        --
President and Chief   1997        $250,000     $125,000     32,000     47,380
  Executive Officer   1996        $221,500     $ 77,500       --          --

Stuart D. Halpert     1998        $300,000     $255,000     16,000        --
Chairman of           1997        $250,000     $125,000     32,000     47,380
  the Board           1996        $221,500     $ 77,500       --          --

James G.Blumenthal    1998        $160,000     $ 30,000      4,000        --
Executive Vice        1997        $145,000     $ 25,000      8,000        --
  President and Chief 1996        $130,400        --          --          --
  Financial Officer

Jeffrey S. Distenfeld 1998        $160,000     $ 30,000      4,000        --
Executive Vice        1997        $155,000     $ 15,000      8,000        --
  President and       1996        $148,100         --          --         --
  General Counsel

James G. Pounds       1998        $160,000     $ 30,000      4,000        --
Executive Vice        1997        $145,000     $ 25,000      8,000        --
  President and       1996        $130,400         --          --         --
  Chief Operating
  Officer


                                   All
                                   Other
 Restricted          Contingent    Compen-
 Stock               Stock         sation
 Grants (5)          Grants (6)    ($)
------------        -----------    ---------

    --              12,500            --
    4,750            5,000            --
   39,200              --             --
    --              12,500            --
    4,750            5,000            --
   39,200              --             --
    1,500              --             --
    5,128              --             --
    5,128              --             --
    5,128              --             --
    1,960              --             --
    1,500              --             --
    5,128              --             --
    1,960              --             --
    1,500              --             --
    5,128              --             --
    5,128              --             --
    1,960              --             --


(1) The Company paid advisory, leasing and management fees to FWM of approximately $4,546,000 in 1998. Certain of the Named Executive Officers have certain ownership interests in FWM. See "Certain Relationships and Related Transactions."

(2)  Includes  compensation  that was deferred  pursuant to the Company's 401(k)
     Plan.

(3) Represents options which were granted under the Company's Stock Option Plan at an exercise price equal to $25.50 per share (the per share price of Common Stock on the date granted) for the 1998 options.

(4) Awarded to Messrs. Halpert and Wolfe (or their designees) on the first and third anniversaries of the June 1994 Offering based upon the Company's attainment of certain specified performance objectives pursuant to their original Employment Agreements.

(5) Awarded under the Company's Restricted Stock Plan. See -- "Employment Agreements."

(6)  Awarded to Messrs.  Halpert  and Wolfe  pursuant  to their 1996  Contingent
     Stock Agreements, as amended, based upon the Company's attainment of certain specified performance objectives for the applicable fiscal year. See -- "Employment Agreements."

Stock Option Grants in Last Fiscal Year

         The following table provides information concerning the grant of stock options to the Named Executive Officers for the fiscal year ending December 31, 1998 under the Stock Option Plan. The Company does not have any outstanding stock appreciation rights.

                                                       Potential Realizable
                                                     Value at Assessed Annual
                                                          Rates of Stock
                                                        Price Appreciation
              Individual Grants                           for Option Term
--------------------------------------------------------------------------------



                         Number of        % of Total
                         Securities       Options
                         Underlying       Granted to     Exercise or
                         Options          Employees in   Base         Expiration
Name                     Granted          Fiscal Year    Price ($/Sh)    Date
----                     -------          -----------    ------------ ----------

Stuart D. Halpert        16,000(1)          17.68%         $25.50     06/01/2008

William J. Wolfe         16,000(1)          17.68%         $25.50     06/01/2008

James G. Blumenthal       4,000(1)           4.42%         $25.50     06/01/2008

Jeffrey S. Distenfeld     4,000(1)           4.42%         $25.50     06/01/2008

James G. Pounds           4,000(1)           4.42%         $25.50     06/01/2008


5%($)(2)                 10%($)(2)
-------------            ---------

$124,000                 $401,000
$124,000                 $401,000
$ 31,000                 $100,000
$ 31,000                 $100,000
$ 31,000                 $100,000


(1) These options are exercisable according to the following schedule: one-third of such options vest on each of the first, second and third anniversary dates of the date of grant (June 1, 1998). The exercise price of the options is $25.50 (the market price on the date of grant).

(2) The total value of all outstanding shares of the Common Stock, based on the fair market value per share of Common Stock on March 31, 1998 of $21.4375 per share, was approximately $184.4 million. If the Common Stock appreciated at the 5% and 10% compounded annual rates assumed in the table, the value of Common Stock held by all stockholders would have increased by approximately $101.4 million and $249.7 million, respectively, by the June 1, 2008 expiration date of most of these options. There can be no assurance that such increases in value will occur.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value Table

         The following table sets forth information related to the exercise of stock options during the year ended December 31, 1998 by each of the Named Executive Officers and the 1998 fiscal year-end value of unexercised options.

                                                                   Number of
                                                                   Securities
                                                                   Underlying
                                                                   Unexercised
                                                                   Options at
                                                                   FY-End (#)
                           Shares Acquired           Value         Exercisable/
Name                       on Exercise (#)        Realized ($)     Unexercisable
----                       -----------------      ------------     -------------

Stuart D. Halpert              N/A                     N/A        157,141/37,334

William J. Wolfe               N/A                     N/A        157,141/37,334
James G. Blumenthal            N/A                     N/A          7,796/9,334
Jeffrey S. Distenfeld          N/A                     N/A          7,796/9,334

James G. Pounds                N/A                     N/A          7,796/9,334

Value of
Unexercised
In-the-Money
Options at
FY-End ($)(1)
Exercisable/
Unexercisable
-------------

$613,364/$-0-
$613,364/$-0-
$ 21,482/$-0-
$ 21,482/$-0-
$ 21,482/$-0-


(1) Represents the difference between the fair market value of the Common Stock on December 31, 1998 and the exercise price of the options.

Employment Agreements

         Messrs.   Halpert  and  Wolfe  have  entered  into  amended  employment agreements with the Company effective March 13, 1998 (the "Amended Employment Agreements"). See -- "Compensation Committee Report." The term of Mr. Wolfe's Amended Employment Agreement will expire June 30, 2002 and the term of Mr.
Halpert's Amended Employment Agreement will expire December 31, 2002. The employment agreements provide that for a period of 18 months following the period each is an officer of the Company, Messrs. Halpert and Wolfe will not be employed or otherwise involved in any business engaged in the acquisition, development, management or operation of principally retail shopping centers within 25 miles of a shopping center in the Company's portfolio at the time of such executive's termination of employment.

         The Amended Employment Agreements provide that, under certain circumstances, Messrs. Halpert and Wolfe will receive a severance benefit equal to the greater of (a) 200% of the sum of (x) the employee's annual base salary at the time of such termination plus (y) the average annual bonus paid to the employee during the employment term, or (b) the sum of (x) the aggregate amount of annual base salary that would have been paid through the scheduled expiration of the term of the employment agreement plus (y) the average annual bonus paid to the employee during the employment term, annualized from the time of such termination through the end of the employment term. If Mr. Halpert's or Mr. Wolfe's employment is terminated prior to the expiration of his employment agreement, he is entitled to continue to receive medical benefits until the date his term of employment otherwise would have expired.

         The prior employment agreements provided for grants to each of Messrs. Halpert and Wolfe of 39,200 shares of Restricted Stock pursuant to the Restricted Stock Plan, and 30,000 shares of Contingent Stock pursuant to separate Contingent Stock Agreements. Such shares of Restricted Stock are subject to vesting based on continued employment and such shares of Contingent Stock are subject to grant only if specified performance targets are met. As of March 31, 1999, 27,800 shares of such Restricted Stock had fully vested as to each of Messrs. Halpert and Wolfe and 17,500 shares of such Contingent Stock had been issued to each of Messrs. Halpert and Wolfe.

         Each of the Amended Employment Agreements provides for an annual base salary in the amount of $300,000 for calendar year 1998, subject to increase as determined by the Compensation Committee (the Compensation Committee has voted to increase the annual base salary of each to $350,000 for 1999); provided, however, that the annual base salary of each shall increase to $400,000 as of January 1, 2000. Prior to 1998, the employment agreements also contained provisions for annual incentive bonuses based on performance criteria. The target bonus for each of Messrs. Halpert and Wolfe was 50% of base salary, up to a maximum of 100%. (See "Compensation Committee Report.") As part of the March 1998 amendments to the employment agreements, the Board structured the bonus component of such agreements to qualify as performance-based compensation pursuant to Code Section 162(m) for the remainder of the employment term (as extended) beginning January 1, 1999, so that bonus payments made for periods thereafter will be fully deductible for federal income tax purposes.

         The Amended Employment Agreements also provide for the grant on January 1, 2000 to each of Messrs. Halpert and Wolfe of options to purchase 250,000 shares of Common Stock, at an exercise price equal to the fair market value of a share of Common Stock on January 1, 2000 (provided the executive remains employed by the Company on such date). The stock options shall be exercisable until January 1, 2010, and, subject to the executive's continued employment with the Company, shall become exercisable in accordance with the following schedule: one-third of such options become exercisable on January 1 of each of years 2001, 2002 and 2003. In the event of termination of employment under specified circumstances, including by the Company without cause or good reason or upon a change in control (each as defined in the employment agreements), all of the executive's options shall be immediately exercisable in full. The Amended Employment Agreements further provide for awards to each of Messrs. Halpert and Wolfe of 150,000 shares of Restricted Stock on January 1, 2000 under the Company's Restricted Stock Plan, which awards are subject to vesting over the three-year period thereafter.

         Consistent with the provisions of the Amended Employment Agreements, the Board has approved future performance-based Contingent Stock Awards of up to 25,000 shares of Common Stock to each of Messrs. Halpert and Wolfe on each of March 31, 2001, 2002 and 2003, based on the Company's attainment of performance goals during the preceding fiscal year. The Board has structured the Contingent Stock Awards to qualify as performance-based compensation pursuant to Code
Section 162(m), so that any Contingent Stock Awards made for such periods will be fully deductible for federal income tax purposes.

Stock Performance Graph

         The following stock performance graph compares the Company's performance to the S&P 500 and the index of equity real estate investment trusts prepared by the National Association of Real Estate Investment Trusts ("NAREIT"). Equity real estate investment trusts are defined as those which derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax-qualified real estate investment trusts listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market. Stock price performance for the past year is not necessarily indicative of future results. All stock price performance includes the reinvestment of dividends.

                             [graph to be inserted]















                       Base Period      Return     Return     Return     Return
                          1994          1995       1996       1997       1998
                       -----------      ------     ------     ------     ------

The Company              100.00        132.00      185.33     232.25      216.52
NAREIT Equity Index      100.00        115.27      155.92     187.51      154.69
S&P 500 Index            100.00        137.43      168.99     225.36      289.77

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee was established in November, 1994 and consists of Mr. Burns (Chairman), Mr. Hart, Mr. Russell and Mr. Wilansky, none of whom is or has been an officer or employee of the Company. For a description of the background of each of these individuals, see "Board of Directors and Officers." To the Company's knowledge, there were no interrelationships involving members of the Compensation Committee or other directors of the Company requiring disclosures in this Proxy Statement.

                          COMPENSATION COMMITTEE REPORT

     The information set forth below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     General. The Company's compensation and benefit practices for employees are established and governed by the Compensation Committee, which is comprised entirely of Independent Directors who are not eligible to participate in the compensation plans which they administer. The Compensation Committee establishes the general compensation policy of the Company, approves compensation of the senior executive officers of the Company and administers the Stock Option Plan, the Restricted Stock Plan and any other employee benefit plans which may be established by the Company.

     The Company's compensation program is designed to achieve both short-term and long-term objectives, balancing compensation to reward past performance and, consistent with the Company's growth philosophy, to provide incentives for superior performance over the long term. The Compensation Committee works with management to design compensation structures which will best serve these goals. The Compensation Committee utilizes base salary, cash bonuses, incentive stock plans and other forms of compensation as part of its programs.

     Executive Compensation. With the employment agreements of Messrs. Wolfe and Halpert set to expire in fiscal year 1999, the Compensation Committee, in fiscal year 1998, asked a nationally recognized consulting firm with experience in the real estate investment trust industry (the "Consultant") to assist the Compensation Committee by reviewing the compensation of the Chairman and Chief Executive Officer of the Company. The Consultant made recommendations to the Compensation Committee relating to overall compensation philosophy, appropriate base salary, short-term and long-term compensation plans and appropriate goals and targets for the continued employment of Messrs. Halpert and Wolfe.

     In March, 1998, based upon the Consultant's recommendations and the Compensation Committee's review of the anticipated effect which such proposed changes would have upon the Company's financial performance, the Compensation Committee determined that it was appropriate and in the best interests of the Company to (i) extend the terms of the employment agreements until June 30, 2002 for Mr. Wolfe and until December 31, 2002 for Mr. Halpert; (ii) amend each of Messrs. Halpert's and Wolfe's employment agreements to increase the annual base salary from $250,000 to $300,000 for calendar year 1998 and $400,000 for calendar year 2000, and to provide for annual incentive bonuses based on performance criteria; (iii) grant to each of Messrs. Halpert and Wolfe on January 1, 2000 awards of options to purchase 250,000 shares of Common Stock at an exercise price equal to the fair market value of a share of Common Stock on January 1, 2000, with one-third of such options to become exercisable on each of the first, second and third anniversaries of January 1, 2000 (see "Employment Agreements"); (iv) grant each of Messrs. Halpert and Wolfe 150,000 shares of restricted stock on January 1, 2000, under the Restricted Stock Plan, which awards are subject to vesting over the three-year period thereafter; and (v) provide for the possible grant to each of Messrs. Halpert and Wolfe of up to 25,000 shares of Contingent Stock on each of March 31, 2001, 2002 and 2003 based on the Company's attainment of performance goals during the preceding fiscal year.

     After consideration of the performance of Messrs. Halpert and Wolfe during 1998, the Compensation Committee voted in January 1999 to increase the annual base salary from $300,000 to $350,000 for each of Messrs. Halpert and Wolfe effective January 1, 1999.

     In addition, James G. Blumenthal, Jeffrey S. Distenfeld and James G. Pounds each received 1,500 shares of Restricted Stock on January 1, 1999 pursuant to the Restricted Stock Plan. Such shares of Restricted Stock vest, and the restrictions applicable thereto lapse, in equal one-third installments on each of the first three anniversaries of the date of grant, subject to their continued employment with the Company on such date.

     Compensation of the Chairman and the Chief Executive Officer. Amounts earned during 1998 by Messrs. Wolfe and Halpert, the Chief Executive Officer and Chairman of the Company, respectively, are shown in the Summary Compensation Table. The Compensation Committee believes that the annual base salaries for Messrs. Wolfe and Halpert, as adjusted pursuant to their amended employment agreements, are appropriate and are reflective of industry practices of other similar public real estate investment trusts. The maximum bonus payable under each of Messrs. Wolfe's and Halpert's employment agreements is 100% of annual base salary and the target bonus payable under their employment agreements is 50% of their annual base salaries, and such bonuses are to be determined based on the achievement of specified criteria. After reviewing the performance-based criteria for the bonus for fiscal year 1998, the Compensation Committee awarded to each of Messrs. Wolfe and Halpert a cash bonus for the period January 1, 1998 to December 31, 1998 equal to $255,000. In addition, after reviewing the performance-based criteria for the Contingent Stock for fiscal year 1998, the Compensation Committee granted to each of Messrs. Wolfe and Halpert 12,500 shares of Contingent Stock pursuant to the amended Contingent Stock Agreements. The Compensation Committee has also established the performance criteria for bonuses to be paid for calendar year 1999 in accordance with the Amended Employment Agreements. The Compensation Committee believes that the future Restricted Stock grants and performance-based Contingent Stock awards provided under the Amended Employment Agreements will combine to be an effective method of aligning Messrs. Wolfe's and Halpert's interests with those of the Company's stockholders and for rewarding them appropriately for their services as Chief Executive Officer and Chairman of the Company, respectively.

Date: March 30, 1999                                 STANLEY T. BURNS (CHAIRMAN)
                                                     MATTHEW J. HART
                                                     WILLIAM M. RUSSELL
                                                     HEYWOOD WILANSKY

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Messrs. Halpert, Wolfe and Zimmerman are owners, together with two other individuals, of the sole general partner of FW Realty Limited Partnership, which is a general partner in the Mid-Atlantic Centers Limited Partnership (the "MAC Partnership"). The MAC Partnership owns one property managed by FWM (during 1998, the MAC Partnership owned up to five properties). During the fiscal year ended December 31, 1998, the MAC Partnership paid management fees of approximately $68,776 to FWM.

         Messrs. Halpert, Wolfe and Zimmerman each held a minority ownership interest in an office building for which FWM provided management services. During the fiscal year ended December 31, 1998, the partnership which owned the office building paid management fees of $30,000 to FWM.

         All of the voting common stock of FWM is owned by Messrs. Halpert and Wolfe, which enables them to control the election of the board of directors of FWM. The Operating Partnership owns all of the non-voting preferred stock of FWM, which is generally entitled to dividends equal to 99% of the net cash flow of FWM. Messrs. Halpert and Wolfe have a right of first refusal with respect to the remaining capital stock of FWM. During the fiscal year ended December 31, 1998, the Company paid advisory, leasing and management fees of approximately $4,546,000 to FWM.

         First Washington Management, Inc. ("FWM") transferred, effective as of January 1, 1998, its sales brokerage business conducted through its wholly-owned subsidiary First Capital Realty, Inc. ("FCR") to LZ Realty, Inc., a Maryland corporation controlled by Lester Zimmerman, a director of the Company. FCR had provided sales brokerage services since 1984 and was managed by Lester Zimmerman. The transaction transferred substantially all the assets of FCR (consisting primarily of commission and listing agreements) to LZ Realty, Inc. for an interest-free, three-year promissory note equal to approximately $300,000, payable in annual installments over a three-year period and guaranteed by Mr. Zimmerman. Furthermore, FWM will provide LZ Realty for at least two years a line of credit up to $350,000 (guaranteed by Mr. Zimmerman) with a variable interest rate equal to FWM's borrowing rate and certain other reimbursable administrative services (such as accounting services and shared office space) in exchange for a portion of LZ Realty's profits during the term of the line of credit. As part of the transaction, Mr. Zimmerman withdrew as an officer of the Company and of FWM. By consummating this transaction, FWM intends to eliminate the volatility of the income stream generated by the sales brokerage business.

         The Company has paid legal fees in excess of $60,000 during 1998 to the law firm of Latham & Watkins. William J. Wolfe's brother, Scott N. Wolfe, is a partner of Latham & Watkins.

                COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), executive officers, directors and beneficial owners of 10 percent or more of the Company's Common Stock and Preferred Stock ("Reporting Persons") are required to file beneficial ownership statements with the SEC on a timely basis reporting the initiation of their status as Reporting Persons and any subsequent changes with respect to their beneficial ownership of the Company's Common Stock or Preferred Stock. Based solely on its review of copies of such beneficial ownership statements received by it or representations that no such reports were required, the Company believes that during the fiscal year ending December 31, 1998, its executive officers, directors and beneficial owners of more than ten percent of the Company's Common Stock or Preferred Stock complied with the requirements of Section 16(a).

                                   PROPOSAL 2
               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The firm of PricewaterhouseCoopers LLP, the Company's independent auditors for the fiscal year ending December 31, 1998, was appointed by the Board of Directors, upon the recommendation of the Audit Committee, to act in the same capacity for the fiscal year ending December 31, 1999, subject to ratification by the stockholders. There are no affiliations between the Company and PricewaterhouseCoopers LLP, its partners, associates or employees, other than as pertains to its engagement as independent auditors for the Company in the previous year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

Vote Required; Recommendation of the Board of Directors

         A majority of all the votes cast at the Annual Meeting, assuming a quorum is present, is necessary for approval of the ratification of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 1999. For purposes of the vote on this proposal, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum. The Board of Directors unanimously recommends a vote FOR ratification of the appointment of independent auditors set forth above. Proxies solicited by the Company will be so voted unless stockholders specify otherwise on the accompanying Proxy.

                                  OTHER MATTERS

         The Board of Directors is not aware of any other matter that is likely to come before the Annual Meeting. If other matters should properly come before the Annual Meeting, the persons named in the accompanying Proxy will vote all Proxies in their discretion.

Annual Report

         The Annual Report of the Company for the fiscal year ending December 31, 1998 is provided with this Proxy Statement to the stockholders of record as of the close of business on March 31, 1999. However, the Annual Report does not constitute, and should not be considered, a part of this Proxy solicitation material.

         Any stockholder who desires a copy of the Company's 1998 Annual Report on Form 10-K filed with the Securities and Exchange Commission may obtain a copy (including exhibits) without charge by sending a request to Jeffrey S.
Distenfeld, Secretary, First Washington Realty Trust, Inc., 4350 East West Highway, Suite 400, Bethesda, Maryland 20814.

Stockholders' Proposals

         Any proposal intended to be presented by a stockholder at the next annual meeting of stockholders must be received by the Company at its principal executive offices not later than December 15, 1999, in order to be included in the Company's proxy statement and form of proxy relating to that meeting. In addition, the Bylaws of the Company provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, notice must generally be given to the Secretary of the Company no more than 90 days nor less than 60 days prior to the first anniversary of the preceding year's annual meeting. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future.

STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                         BY ORDER OF THE BOARD OF DIRECTORS




                                         JEFFREY S. DISTENFELD
                                         Executive Vice President and Secretary

Bethesda, Maryland
April 12, 1999

                       FIRST WASHINGTON REALTY TRUST, INC.

                                      PROXY

                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned stockholder of First Washington Realty Trust, Inc., a Maryland corporation (the "Company"), revoking previous proxies, hereby acknowledges the receipt of the Notice and Proxy Statement dated April 12, 1999 in connection with the Annual Meeting of Stockholders of the Company to be held at 11:00 a.m. on Friday, May 7, 1999 at The Hyatt Regency-Bethesda, One Bethesda Metro Center, Bethesda, MD 20814, and hereby appoints STUART D. HALPERT and WILLIAM J. WOLFE, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the meeting or any adjournment or postponement thereof, to cast all the votes that the undersigned is entitled to cast upon all matters properly coming before the meeting or any adjournment or postponement thereof, and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned as if personally present at the meeting.

         INSTRUCTIONS: This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR items 1 and 2 and in the discretion of the holder(s) on any other matter properly coming before the meeting.

                (Important - Please sign and date on other side)





                                                                SEE REVERSE SIDE

                      Please date, sign and mail your proxy
                         card back as soon as possible!

                         Annual Meeting of Stockholders
                       FIRST WASHINGTON REALTY TRUST, INC.

                                   May 7, 1999



                 Please Detach and Mail in the Envelope Provided

--------------------------------------------------------------------------------


A   [ X ]  Please mark your
           votes as in this
           example.
--------------------------------------------------------------------------------
           The Board of Directors recommends that you vote FOR Items 1 and 2, as more fully described in the accompanying Proxy Statement.
--------------------------------------------------------------------------------




                         FOR ALL nominees                   WITHHELD FROM ALL                            FOR       AGAINST   ABSTAIN
                                                            nominees                                     ---       -------   -------

1.  Election of                                                                 2.   Ratification of     [   ]     [   ]      [  ]
    the following             [    ]                             [    ]              PricewaterhouseCoopers LLP
    nominees as                                                                      as auditors
    Directors:

                                                                                3.   In the discretion of the proxy
                                                                                     holder(s) on any other matter
                                                                                     coming before the Meeting or
                                                                                     any postponement or adjournment
                                                                                     thereof.

Nominees: William J. Wolfe and Matthew J. Hart


FOR ALL EXCEPT vote withheld from the following nominee:


_______________________________________________________


Signature(s) ___________________________________  Signature(s) ___________________________________  Date____________________


NOTE: Each joint tenant should sign: executors,  administrators,  trustees, etc.
should give full title and where more than one is named, a majority should sign.
Please read other side before signing.